Golden Aria Corp.
950 1130 West Pender Street,
Vancouver, BC, Canada V6E 4A4
Phone 604.602.1625
Fax 604.602.1602

Mr. Mark Snyder
12900 Brookprinter PL #200
Poway, CA 92064

October 06, 2009

Dear Mr. Snyder,

This letter confirms your appointment to, and your acceptance of, your role as an officer of Golden Aria Corp. as Chief Technology Officer (CTO). The CTO is focused on scientific and technical issues and is responsible for the transformation of intellectual capital into technology and operations in furtherance of the company's objectives. This CTO position is concerned with the concepts of solutions of design & development, operational integrity, technology partnering, system support and maintenance.

As CTO you will not make any confidential Golden Aria related information, technologies or sales initiatives available to competitors or to the public during the period of this agreement.

Golden Aria will pay you a monthly retainer of US$1,000.00 at the end of each month, as compensation, and will be pleased to award 100,000 stock options to you within the next 30 days.

As CTO you will be available on 48 hour notice for up to 2 hour telephone or video conferences on a monthly basis.

As CTO you will be available within 48 hours for monthly meetings, telephone or video conferencing for brainstorming or reviewing potential, IP or technical data once a month for up to 2 hours.

We very much appreciate your time and expertise and believe you can make a valuable contribution to Golden Aria's success.

If this is acceptable to you, please sign this letter as specified below, and return to us via fax at 250 765 4408, (or by scanned email) at your earliest convenience.

Yours Truly,

Robert McAllister, President
Golden Aria Corp.

Accepted: Mark E. Snyder